Exhibit 99.1

Knology Reports Solid First Quarter 2008 Results

WEST POINT, Ga.--(BUSINESS WIRE)--Knology, Inc. (Nasdaq: KNOL):

  Revenue increased to $101.3 million for the first quarter 2008, representing a 46.8% increase compared to the same period one year ago.
  EBITDA, as adjusted, increased to $33.2 million for the first quarter 2008, representing an increase of 71.6% compared to the same period in 2007.
  Achieved EBITDA margin of 32.7% for the first quarter 2008, representing a significant increase compared to 28.0% in the same period in 2007.
  Closed the $75 million tuck-in acquisition of Graceba on January 4, 2008, adding a strategic, secondary and tertiary asset to the company’s concentrated southeastern footprint.
  Digital penetration increased to 48.9% in the first quarter of 2008, compared to 36.3% in the same period one year ago helping to drive video ARPU above $60 for the first quarter of 2008. Deployment of HD and DVR advanced video boxes increased 46% year over year, also favorably impacting video ARPU.
  Added 28,815 net connections during the period, including the Graceba acquisition, ending the quarter with 671,473 total revenue generating units, including 98,689 business connections.
  Free cash flow increased to $7.8 million for the first quarter 2008, compared to $(729,000) for the first quarter of 2007.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the first quarter ended March 31, 2008. Total revenue for the first quarter of 2008 was $101.3 million compared to $69.0 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $33.2 million for the first quarter of 2008 compared to $19.3 million in the first quarter of 2007. The revenue and EBITDA, as adjusted, reported for the first quarter of 2008 include the results of the PrairieWave and Graceba acquisitions. As these acquisitions were closed subsequent to March 31, 2007, the first quarter 2007 results do not include the results of the acquisitions.

Knology reported a net loss attributable to common stockholders for the first quarter of 2008 of $3.2 million or $(0.09) per share, compared with a net loss of $6.0 million, or $(0.17) per share for the previous quarter and $6.7 million, or $(0.19) per share for the first quarter of 2007.

Total connections increased 28,815 for the first quarter of 2008 to 671,473 as of quarter end. The company added 11,162 data connections, 11,246 voice connections and 6,407 video connections during the quarter. Average monthly revenue per connection was $50.36 compared to $49.16 for the first quarter of 2007. Average monthly connection churn was 2.4%, compared to churn of 2.5% for the same period one year ago and 2.5% in the previous quarter.

On January 4, 2008, Knology closed the $75 million acquisition of Graceba Total Communications, Inc., a provider of digital cable television, local and long distance telephone service and high-speed internet services to residential and business customers in Dothan, Alabama. Knology funded the acquisition with $16 million of cash on hand and $59 million of debt issued under the company’s existing credit facility as an incremental first lien term loan.

“We have started 2008 with solid results and the business is well positioned to experience continued growth in the future,” said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. “We are pleased that we were able to close the Graceba transaction early in the year and on attractive financing terms. The combination of growth in the legacy Knology business with the accretive impact of two opportunistic acquisitions resulted in a favorable first quarter. We look forward to the remainder of the year and continuing to operate and grow a business that positively serves our employees, customers and shareholders.”

M. Todd Holt, Chief Financial Officer of Knology, Inc. added, “We have been very successful growing the business with a focus on profitability. We have significantly expanded our EBITDA margins and have started generating healthy operating income and free cash flow. Our disciplined approach to M&A and capital investment has facilitated a solid balance sheet and liquidity position for the business and our shareholders.”

First Quarter Key Operating Metrics

	Q1	Q1	% Change
	2008	2007	vs. Q1 2007
Marketable Homes Passed	911,787	762,003	19.7%

Connections
Video	234,066	180,876	29.4%

Voice
On-Net	240,689	157,818	52.5%
Off-Net	5,991	6,154	(2.6)%
Total Telephone	246,680	163,972	50.4%

Data
High Speed Data	188,102	126,723	48.4%
Dial-Up	2,625	0	-
Total Data	190,727	126,723	50.5%

Total On-Net Connections	662,857	465,417	42.4%
Total Connections	671,473	471,571	42.4%

Residential Connections	572,784	418,103	37.0%
Business Connections	98,689	53,468	84.6%

Average Monthly Revenue
Per Connection	$50.36	$49.16
Average Monthly Connection
Churn	2.4%	2.5%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the first quarter 2008, which will be broadcast live over the Internet, on Monday, May 12, 2008 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com for approximately seven days. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Monday, May 19, by dialing 719-457-0820. You will need to refer to Confirmation I.D. # 4498577.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock-based compensation; restructuring expense; adjustment of interest rate derivative instrument to market; adjustment of warrants to market; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended March 31, 2007 and 2008 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted divided by total revenue for the relevant period. EBITDA, as adjusted is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capital expenditures and less cash interest paid, net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three months ended March 31, 2007 and 2008 and December 31, 2007 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended
	March 31,
	2008	2007
Operating Revenues:
Video	$42,364	$30,718
Voice	34,722	21,067
Data	22,643	16,276
Other	1,608	958
Total Revenue	101,337	69,019

Direct costs	31,370	20,479
Selling, general and administrative expenses	37,683	29,671
Depreciation and amortization	23,862	16,706
Operating income	8,422	2,163

Interest income	231	127
Interest expense	(11,919)	(8,156)
Loss on interest rate derivative instrument	0	(455)
Loss on adjustment of warrants to market	0	(288)
Other income (expense), net	72	(85)
Net Loss	$(3,194)	$(6,694)

Basic and diluted net loss per share	$(0.09)	$(0.19)

Weighted average shares outstanding	35,398,097	34,845,922

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	3/31/08
ASSETS	(unaudited)	12/31/2007

Current assets:
Cash and cash equivalents	$31,555	$46,448
Restricted cash	1,459	1,459
Accounts receivable, net	29,092	30,154
Prepaid expenses and other	3,545	2,198
Total current assets	65,651	80,259

Property, plant & equipment, net	414,222	403,476
Investments	2,536	2,536
Debt issuance costs, net	10,569	11,092
Goodwill, intangible assets and other	161,366	104,074

Total assets	$654,344	$601,437

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long term debt	$6,906	$6,162
Accounts payable	25,021	26,834
Accrued liabilities	24,772	25,865
Unearned revenue	14,760	14,588
Total current liabilities	71,459	73,449

Long term debt	606,504	549,156
Interest rate hedge instrument	28,806	13,782
Total liabilities	706,769	636,387

Common stock	355	353
Additional paid in capital	590,130	589,389
Accumulated other comprehensive income	(28,806)	(13,782)
Accumulated deficit	(614,104)	(610,910)
Total stockholders' deficit	(52,425)	(34,950)
Total liabilities and stockholders' equity	$654,344	$601,437

Knology, Inc.
Reconciliation of EBITDA, As Adjusted and Free Cash Flow to Net Loss
(Unaudited)
(In Thousands)

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2008	2007

Net loss	$(3,194)	$(6,694)
Depreciation and amortization	23,862	16,706
Non-cash stock-based compensation	572	459
Restructuring expense	311	0
Interest expense, net	11,688	8,029
Adjustment of interest rate derivative instrument	0	455
Adjustment of warrants to market	0	288
Other expense (income)	(72)	85
EBITDA, as adjusted	$33,167	$19,328
Cash interest paid, net	(11,071)	(11,529)
Capital expenditures	(14,275)	(8,528)
Free cash flow	$7,821	$(729)

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
Chief Financial Officer
todd.holt@knology.com